Exhibit 23




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Amendment No. 2 to Form S-3 Registration Statement No. 33-90818 and in Form S-8 Registration Statement No. 33-80650 of The Taubman Realty Group Limited Partnership of our report dated July 31, 1997, on the historical summary of revenues and direct operating expenses of Regency Square for the year ended December 31, 1996 appearing in this Current Report on Form 8-K of The Taubman Realty Group Limited Partnership dated September 4, 1997.



Deloitte & Touche LLP
Detroit, Michigan
September 10, 1997